Exhibit 99.3

Lexicon Pharmaceuticals is a biopharmaceutical company focused on the development of breakthrough treatments for human disease. We have advanced multiple drug candidates into clinical development. We are presently devoting most of our resources to the development of our two most advanced drug candidates:

•	We are developing telotristat etiprate, or LX1032, an orally-delivered small molecule drug candidate, as a treatment for carcinoid syndrome. We have completed two Phase 2 clinical trials and are presently conducting a single pivotal Phase 3 clinical trial of telotristat etiprate in carcinoid syndrome patients. The Phase 3 clinical trial of telotristat etiprate is a 12-week, placebo-controlled study of approximately 120 to 130 patients with inadequately controlled carcinoid syndrome on background somatostatin analog therapy (including at least 105 patients on octreotide therapy), followed by a 36-week, open-label extension where all patients receive telotristat etiprate. Two dose levels of telotristat etiprate, 250 mg and 500 mg, three times daily (TID), are being tested along with placebo. The primary efficacy endpoint under evaluation in the Phase 3 clinical trial is the number of daily bowel movements, with secondary efficacy endpoints including changes in urinary 5-HIAA levels, flushing episodes, abdominal pain and quality of life measures. The Phase 3 program of telotristat etiprate also includes an additional companion study in carcinoid syndrome patients who do not meet the inclusion criteria for the pivotal Phase 3 clinical trial. We presently expect to complete enrollment in the single pivotal Phase 3 clinical trial in early 2015 and report top-line data from such trial in the third quarter of 2015. If supported by such data, we anticipate filing an NDA for telotristat etiprate in carcinoid syndrome in the first quarter of 2016 with potential FDA approval and commercial launch in the second half of 2016.

•	We are developing sotagliflozin, or LX4211, an orally-delivered small molecule drug candidate, as a treatment for type 1 and type 2 diabetes. We have completed two Phase 2 clinical trials of sotagliflozin in type 2 diabetes patients and an additional clinical trial of sotagliflozin in type 2 diabetes patients with renal impairment. We have also completed a Phase 2 clinical trial of sotagliflozin in type 1 diabetes patients. We are preparing for the initiation of a Phase 2 clinical trial of sotagliflozin in a younger adult type 1 diabetes population in collaboration with JDRF, from which we presently expect to report top-line data in the first quarter of 2016. We are also preparing for the initiation of Phase 3 development of sotagliflozin in type 1 diabetes in the first half of 2015. The Phase 3 development of sotagliflozin in type 1 diabetes is expected to include three Phase 3 studies, including two pivotal Phase 3 studies. Each of the pivotal Phase 3 studies are 24-week, placebo-controlled studies of approximately 750 patients, which will be followed by 28-week extensions. Two dose levels of sotagliflozin, 200mg and 400mg once daily, will be tested along with placebo. The primary efficacy endpoint under evaluation will be reduction of A1C versus placebo on optimized insulin treatment at 24 weeks, with secondary endpoints including percentage of patients achieving A1C levels of less than 7%, reduction in meal-time, or bolus, insulin use and weight loss. We presently expect to report topline data from such trials in the fourth quarter of 2016. The third Phase 3 study would be expected to enroll 1,400 patients and involve a glycemic control primary endpoint and an evaluation of safety. We also plan to conduct a dose-ranging study of sotagliflozin in patients with type 1 diabetes concurrently with our planned Phase 3 studies. We do not intend to continue development of sotagliflozin in type 2 diabetes unless we find a collaboration partner.

Our most advanced drug candidates, as well as compounds from a number of additional drug discovery and development programs that we have advanced into various stages of clinical and nonclinical development, originated from our own internal drug discovery efforts. These efforts were driven by a systematic, targeted biology-driven approach in which we used gene knockout technologies and an integrated platform of advanced medical technologies to systematically study the physiological and behavioral functions of almost 5,000 genes in mice and assessed the utility of the proteins encoded by the corresponding human genes as potential drug targets. We identified and validated in living animals, or in vivo, more than 100 targets with promising profiles for drug discovery.

We are working both independently and through strategic collaborations and alliances with third parties to capitalize on our drug discovery and development programs. We seek to retain exclusive rights to the benefits of certain drug discovery and development programs by developing and commercializing drug candidates from those programs internally and to collaborate with other pharmaceutical and biotechnology companies with respect to the development and commercialization of drug candidates from other programs, particularly when the collaboration may provide us with access to expertise and resources that we do not possess internally or are complementary to our own.

Recent developments

Sotagliflozin (LX4211)

We reported top-line data in April 2014 from a Phase 2 clinical trial evaluating the safety and tolerability of sotagliflozin and its effects on glycemic parameters associated with type 1 diabetes. The Phase 2 trial enrolled 36 patients with type 1 diabetes. An initial cohort consisted of three patients treated with a 400 mg once daily dose of sotagliflozin for a period of four weeks. A subsequent cohort of 33 patients were enrolled in the randomized, double-blind, placebo-controlled portion of the study and were treated with a 400mg once daily dose of sotagliflozin or placebo for a period of four weeks. The primary efficacy endpoint under evaluation in the trial was reduction in bolus insulin use. Secondary endpoints included multiple parameters of glycemic control, basal and total insulin use and other metabolic, pharmacodynamic and pharmacokinetic parameters. Top-line data from the study showed that treatment with sotagliflozin demonstrated statistically significant benefits in the primary and multiple secondary endpoints. Patients treated with sotagliflozin experienced a reduction in their total daily mealtime bolus insulin dose of 32% compared to 6% for patients who received placebo (p=0.007). We also observed a significant improvement in glycemic control, with a mean A1C reduction of 0.55% in the sotagliflozin-treated group compared to a reduction of 0.06% in the placebo-treated group (p=0.002). These observations were also accompanied by significant improvement in the time spent in a glucose range of 70-180 mg/dl, a significant reduction in time in hyperglycemic range (>180 mg/dl) and no increase in hypoglycemia. Multiple measures also indicated that patients treated with sotagliflozin experienced reduced variability in blood glucose levels. Sotagliflozin was well tolerated with no discontinuations of study medication due to adverse events.

Ipsen license and collaboration agreement

In October 2014, we entered into a license and collaboration agreement with Ipsen Pharma SAS, or Ipsen, pursuant to which we granted Ipsen an exclusive, royalty-bearing right and license to commercialize telotristat etiprate outside of the United States, Canada and Japan. Ipsen paid us an upfront payment of $23 million and we are eligible to receive up to approximately $30 million upon the achievement of specified regulatory and commercial launch milestones and up to €72 million upon the achievement of specified sales milestones. We are also entitled to tiered, escalating royalties ranging from low twenties to mid-thirties percentages of net sales of telotristat etiprate in the licensed territory, subject to a credit for Ipsen’s payments to us for the manufacture and supply of such units of telotristat etiprate. Our receipt of these payments from Ipsen will trigger our obligation to make certain contingent payments to Symphony Icon Holdings LLC, or Holdings, pursuant to our prior arrangement with Holdings for the financing of the clinical development of telotristat etiprate. Ipsen may terminate this agreement upon a specified period of notice to us at any time.